August 3, 2021
Juergen Stark
8324 Santaluz Pointe
San Diego, California 92127

Dear Juergen,

The purpose of this letter agreement is to amend the terms of the offer letter originally entered into between you and Voyetra Turtle Beach, Inc. (“VTB”), dated August 13, 2012, including the Proprietary Information and Employment Agreement attached thereto (the “Offer Letter”), to reflect your current position and modifications to the compensation terms.  Accordingly, the Offer Letter is hereby amended, effective as of August 3, 2021, as follows:

1.	Paragraph 1 shall be amended to add a new second sentence as follows:
“You shall continue to serve as the Chief Executive Officer of Turtle Beach Corporation (the “Company”) and shall continue to be a member of the Board of Directors of the Company.”

2.	All references in the Offer Letter to “VTB” shall be replaced with “the Company”.

3.	The first sentence of Paragraph 2 shall be amended and to read as follows:
“Your current annual base salary is $600,000, which may be increased from time to time by the Board, and you will be eligible to participate in the Company’s bonus plan, with a target bonus for 2021 of 100% of your base salary.”
4.	Paragraph 4, subsection (i) shall be amended by removing “and/or following an Approved Sale”.

5.
Paragraph 4, subsection (ii) shall be amended to replace “and not following an Approved Sale” with “and not during a Protection Period” and subsection (ii)(A) shall be amended to replace “six months” with “twelve (12) months”.

6.	Paragraph 4 shall be amended by adding a new subsection (iii) immediately following subsection (ii) to provide the following:
“and (iii) during the Protection Period, you will be entitled to (A) continue to receive your then-current base salary and to receive Continuation Benefits, in each case, for a period of twenty-four (24) months following the effective date of such termination, (B) payment on the First Payroll Date of a an amount equal to two times your then-current target bonus, and (C) vest in 100% of your outstanding equity awards with the Company as of the date of termination.”
7.	The last sentence of Paragraph 4 shall be amended to read as follows:
“For the purposes of this letter, “Approved Sale” shall mean Change in Control, as defined in the Company’s Change in Control Retention Plan (“Retention Plan”), and “Protection Period” shall mean the period that is three (3) months immediately prior to and twelve (12) months immediately following an Approved Sale.”
8.	A new sentence shall be inserted at the end of Paragraph 4 to read as follows:
“As a result of your entitlement to the severance benefits hereunder, you shall not be eligible to participate in the Retention Plan.”
9.	A new Paragraph 6 shall be inserted into the Offer Letter to provide as follows:
“Section 280G.  In the event of a change in ownership or control under section 280G of the Internal Revenue Code (“Code”), if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Offer Letter or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Offer Letter shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction.  No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit.  The determinations under this Paragraph shall be made as follows:
(i) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Offer Letter without causing any Payment under this Offer Letter to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(ii) Payments under this Offer Letter shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to you. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.  Only amounts payable under this Offer Letter shall be reduced pursuant to this Paragraph.
(iii) All determinations to be made under this Paragraph shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction under section 280G (the “Accounting Firm”).  The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and you within 10 days of the transaction.  Any such determination by the Accounting Firm shall be binding upon the Company and you.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Paragraph shall be borne solely by the Company.”

The amended terms of your Offer Letter set forth above will become effective as of August 3rd, 2021, when these terms have been agreed to and accepted by you. Except as explicitly amended by this letter agreement, the Offer Letter will continue in full force and effect in accordance with its terms.

Please confirm your agreement with the foregoing by signing and returning to us a copy of this letter agreement.
Sincerely,

/s/ John T. Hanson	August 3, 2021
Name: John T. Hanson	Date
Title: Chief Financial Officer

AGREED TO AND ACCEPTED BY:

/s/ Juergen Stark	August 3, 2021
Juergen Stark	Date